GREEN EQUITY INVESTORS III TO SELL 3 MILLION SHARES OF VCA ANTECH COMMON STOCK

LOS ANGELES--May 11, 2004--Green Equity Investors III agreed to sell 3,000,000 shares of common stock that it holds in VCA Antech (Nasdaq:WOOF) to Banc of America Securities LLC, VCA Antech announced today. In addition, Green Equity Investors III granted to the underwriter an option to purchase an additional 450,000 shares of common stock.

Banc of America will act as sole bookrunning underwriter for the offering. The Company will not receive any proceeds from this transaction.

The shares will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Please send all Prospectus requests to: Banc of America Securities LLC, Capital Markets Operations (Prospectus Fulfillment); DL-ProspectusDistribution@bofasecurities.com, or at 9 West 57th Street, New York, New York 10019, or if by facsimile, at 212-230-8540.

VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the ability of the company to complete the acquisition of NPC and the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the effects of competition; the efficient integration of the Company's acquisitions; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of its management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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Contact:

     VCA Antech, Inc.
     Tom Fuller, 310-571-6505